                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[x] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      GREEN TREE FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                          R.R. DONNELLEY FINANCIAL
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

LOGO
                        GREEN TREE FINANCIAL CORPORATION
                              1100 LANDMARK TOWERS
                              345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639

April  , 1994

To Our Shareholders:

  You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Green Tree Financial Corporation (the "Company") which will be held at 2 p.m. on Wednesday, May 18, 1994, in the St. Paul Ballroom, The Minnesota Club, 317 North Washington Street, Saint Paul, Minnesota.

  At the meeting of shareholders you will be asked to: (i) elect three directors, (ii) increase the Company's number of authorized shares of Common Stock to 150 million (iii) ratify the selection of the Company's independent auditors, and (iv) transact such other business as may properly come before the meeting or any adjournment thereof. Following these matters, management will present a current report on the activities of the Company. You will also have an opportunity to comment on or inquire about aspects of the business of the Company that may be of interest to you.

  Please read the enclosed Notice of Annual Meeting and Proxy Statement so that you are informed about the business to come before the meeting. Please mark, sign and return the accompanying Proxy Card promptly in the enclosed postage-paid envelope. We hope you will be able to attend the meeting on May 18.

  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          Sincerely,

                                          (ART)
                                          LAWRENCE M. COSS
                                          Chairman, President and
                                          Chief Executive Officer

LOGO
                        GREEN TREE FINANCIAL CORPORATION

                               ----------------

                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1994

To the Shareholders of
 Green Tree Financial Corporation:

  NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of Shareholders of Green Tree Financial Corporation, a Minnesota corporation (the "Company"), has been called to be held in the St. Paul Ballroom, The Minnesota Club, 317 North Washington Street, Saint Paul, Minnesota, on Wednesday, May 18, 1994, at 2 p.m., for the following purposes:

  1. To elect three directors of the Company to hold office until their term shall expire and until their successors shall have been duly elected and qualified.

  2. To increase the Company's number of authorized Common Stock to 150 million shares.

  3. To ratify the selection of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending December 31, 1994.

  4. To transact such other business as may properly come before the Annual Meeting of Shareholders or at any adjournments thereof.

  The Board of Directors has fixed the close of business on Monday, March 28, 1994, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

  Please date, sign and mail the Proxy Card in the enclosed self-addressed return envelope. Shareholders attending the meeting may withdraw their Proxies at any time prior to their exercise by filing written notice with any officer of the Company.

Dated:April  , 1994
   Saint Paul, Minnesota

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          (ART)
                                          Richard G. Evans, Secretary

[LOGO OF GREEN TREE FINANCIAL CORPORATION APPEARS HERE]


                        GREEN TREE FINANCIAL CORPORATION
                              1100 LANDMARK TOWERS
                              345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1994

  The Board of Directors of Green Tree Financial Corporation (the "Company") is soliciting the accompanying Proxy in connection with the Annual Meeting of Shareholders to be held on May 18, 1994, at 2 p.m., and any adjournments of the meeting. This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders commencing on or about April , 1994.

  The enclosed proxy may be revoked at any time before it is voted by: (i) delivering to any officer of the Company a written notice of termination of the proxy's authority, (ii) filing with an officer of the Company another proxy bearing a later date, or (iii) appearing and voting at the meeting.

  The Company will pay the costs of solicitation, including the cost of preparing and mailing this Proxy Statement and Notice of Annual Meeting. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company by telephone or in person, but at no compensation in addition to their regular compensation as officers. The Company will reimburse brokers, banks, and others holding shares for the cost of distributing proxy materials to and obtaining proxies from third parties. The Company has retained Beacon Hill Partners, Inc., to assist in the solicitation of proxies, and has agreed to pay such firm approximately $3,000 plus reasonable expenses incurred on behalf of the Company, for its services. In addition, the Company has retained Firstar Trust Company to tabulate and report on the votes cast by shareholders.

  Firstar Trust Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote.

  Only the holders of the Company's Common Stock whose names of record appear on the Company's books at the close of business on March 28, 1994 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, a total of 33,677,661 shares of Company Common Stock were outstanding, each share being entitled to one vote.

  A copy of the Company's Annual Report for the year ended December 31, 1993, was furnished to each shareholder on or about March 31, 1994.

                              ELECTION OF DIRECTOR

  Pursuant to the Bylaws of the Company, the Board of Directors has established the number of Directors at seven. The Bylaws provide that the directors are divided into three classes, as equal in number as possible. Each class of directors serves a three-year term.

  Three Directors are to be elected at the 1994 Annual Meeting of Shareholders. Robert D. Potts, the Company's Executive Vice President and Chief Operating Officer, was elected to the Board of Directors in February, 1994. The Board of Directors has nominated W. Max McGee and Robert D. Potts for three-year terms expiring at the 1997 Annual Meeting of Shareholders. In addition, the Board of Directors has nominated Tonia A. Modic for a two-year term expiring in 1996. Kenneth S. Roberts retired as Executive Vice President and Chief Operating Officer on January 1, 1994, and is not standing for relection to the Board of Directors. C. Thomas May, Jr. is also not standing for reelection. The Board of Directors thereafter set the number of Directors at six.

  The following table sets forth information, as of March 31, 1994, including business experience during the past five years, as to the nominee for election and as to the other directors of the Company whose terms of office will continue after the 1994 Annual Meeting of Shareholders.

  The Board of Directors recommends that the shareholders vote FOR each nominee. The affirmative vote of a majority of the shares of the Company's Common Stock present at the meeting, in person or by proxy, is required to elect each nominee.

                       NOMINEES FOR ELECTION AS DIRECTOR

                                  NOMINEE                    BUSINESS
                                  FOR TERM              EXPERIENCE DURING
NAME, POSITIONS, AND     DIRECTOR EXPIRING             THE PAST FIVE YEARS
OFFICES WITH COMPANY      SINCE      IN    AGE       AND OTHER DIRECTORSHIPS
- --------------------     -------- -------- ---       -----------------------
W. Max McGee............   1985     1997    61 Partner, Marno-Max Company, a real
 Director                                      estate and general investment
                                               company, since 1981; Director of Two
                                               Pesos, Inc.
Robert D. Potts.........   1994     1997    51 Executive Vice President and Chief
 Executive Vice                                Operating Officer since December,
 President and Chief                           1993; Executive Vice President,
 Operating Officer;                            Administration, October 1993 to
 Director                                      November 1993; Managing Partner,
                                               Deloitte & Touche and its
                                               predecessor, Touche Ross & Co.
                                               Minneapolis, Minnesota, from 1989 to
                                               May, 1993, and Partner to October,
                                               1993.
Tonia A. Modic..........   1994     1996    44 Principal, Western Investments
                                               Company, a private investment
                                               company since October, 1981.

                              CONTINUING DIRECTORS

                                                             BUSINESS
                                    TERM                EXPERIENCE DURING
NAME, POSITIONS, AND      DIRECTOR EXPIRES             THE PAST FIVE YEARS
OFFICES WITH COMPANY       SINCE     IN    AGE       AND OTHER DIRECTORSHIPS
- --------------------      -------- ------- ---       -----------------------
Lawrence M. Coss........    1975    1996    55 Chairman of the Company since 1987;
 Chairman, President and                       President and Chief Executive
 Chief Executive Officer                       Officer of the Company since 1975;
                                               Company founder.
Richard G. Evans........    1991    1995    45 Executive Vice President, and
 Executive Vice                                Secretary since December 1993;
 President, and                                Senior Vice President, General
 Secretary; Director                           Counsel and Secretary since 1988;
                                               Vice President, General Counsel and
                                               Secretary (1985-88).
Robert S. Nickoloff.....    1978    1995    64 Chairman of the Board, Medical
 Director                                      Innovation Capital, Inc; Director of
                                               Minnesota Power.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has an Executive Committee which consisted of Lawrence M. Coss, Robert S. Nickoloff and Kenneth S. Roberts for 1993. The Executive Committee meets as necessary between meetings of the Board of Directors to act on behalf of the Board or take any other action that may be delegated to it. The Executive Committee conducted all its business between meetings of the Board of Directors by written action during 1993. Following the 1994 Annual Meeting, it is anticipated that Lawrence M. Coss, Robert S. Nickoloff, and Robert D. Potts will be elected to the Executive Committee.

  The Board of Directors has an Audit Committee which consisted of C. Thomas May, Jr., W. Max McGee, and Robert S. Nickoloff for 1993. Among its duties, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee held three meetings during the year ended December 31, 1993. Following the 1994 Annual Meeting, it is anticipated that Tonia A. Modic, W. Max McGee, and Robert S. Nickoloff will be elected to the Audit Committee.

  The Board of Directors has a Compensation Committee which consisted of C. Thomas May, Jr., W. Max McGee, and Robert S. Nickoloff for 1993. Among its duties, the Compensation Committee administers the provisions of the Company's Key Employee Bonus Plan, 1987 Stock Option Plan and the Key Executive Stock Bonus Plan. The Compensation Committee held one meeting during the year ended December 31, 1993. After the 1994 Annual Meeting, it is anticipated that Tonia
A. Modic, W. Max McGee, and Robert S. Nickoloff will be elected to the Compensation Committee.

  The Board of Directors has no standing nomination committee although the Board of Directors plans to appoint Lawrence M. Coss, W. Max McGee and Robert
S. Nickoloff to a newly-formed nomination committee shortly after the Annual Meeting of Shareholders.

  During the year ended December 31, 1993, the Board of Directors held seven meetings. All incumbent directors attended at least 75% of those meetings of the Board and committees of which they were members that were held while they were serving on the Board or on such committees.

  During the year ended December 31, 1993, directors received a fee of $2,000 per month plus travel expenses. In addition, members of the Audit Committee received a fee of $1,250 per quarter. Outside directors also received compensation in the form of stock options.

                               EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the executive officers of the Company:

   NAME, POSITIONS, AND
 OFFICES WITH THE COMPANY   AGE  BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
 ------------------------   ---  ----------------------------------------------
 Lawrence M. Coss.........   55 Chairman of the Company since 1987; President and
  President and Chief           Chief Executive Officer of the Company since
  Executive Officer;            1975; Company founder; Director of the Company
  Chairman of the Board         since 1975 (term expires in 1996).
 Robert D. Potts..........   51 Executive Vice President and Chief Operating
  Executive Vice President      Officer of the Company since December, 1993;
  Chief Operating Officer;      Executive Vice President, Administration October
  Director                      1993 to November, 1993; Managing Partner,
                                Deloitte & Touche and its predecessor, Touche
                                Ross & Co., Minneapolis, Minnesota 1989 to May
                                1993; Partner, Deloitte & Touche, to October
                                1993; Director of the Company since 1994 (nominee
                                for term expiring in 1997).
 Robert A. Hegstrom.......   52 Executive Vice President of the Company since
  Executive Vice President      December 1993; Senior Vice President of the
                                Company since 1986; President and Chief Operating
                                Officer of Consolidated Casualty Company
                                (subsidiary) since 1989; President and Chief
                                Operating Officer of Green Tree Life Insurance
                                Company (subsidiary) since 1988.
 John W. Brink............   48 Executive Vice President, Treasurer and Chief
  Executive Vice Presi-         Financial Officer of the Company since December
  dent, Treasurer and           1993; Senior Vice President, Treasurer and Chief
  Chief Financial Officer       Financial Officer of the Company since 1988; Vice
                                President, Treasurer and Chief Financial Officer
                                (1986-88).
 Richard G. Evans.........   45 Executive Vice President and Secretary of the
  Executive Vice President      Company since December 1993; Senior Vice
  and Secretary; Director       President, General Counsel and Secretary of the
                                Company since 1988; Vice President, General
                                Counsel and Secretary (1985-88); Director of the
                                Company since 1991 (term expires in 1995).

                             EXECUTIVE COMPENSATION

  The annual compensation for executive officers, including salaries, directors' fees, bonuses, and option awards for the years ended December 31, 1991, 1992, and 1993, was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                        ANNUAL COMPENSATION           AWARDS
                                         --------------------------------------
NAME OF INDIVIDUAL
AND PRINCIPAL POSITION                    SALARY      BONUS          OPTIONS
- ----------------------              YEAR  ($)(1)       ($)           (SHARES)
                                         --------------------------------------
Lawrence M. Coss................... 1993 $ 433,600 $ 13,601,133(2)      None
 President and Chief                1992   433,600    4,684,572(3)      None
 Executive Officer; Chairman of the
  Board                             1991   435,000    4,960,318(4)   250,000(5)
Robert D. Potts.................... 1993    41,500       50,000       50,000(6)
 Executive Vice President           1992       --           --           --
 and Chief Operating Officer        1991       --           --           --
Kenneth S. Roberts................. 1993   397,500      600,000         None
 former Executive Vice President    1992   387,364      500,000         None
 and Chief Operating Officer; Di-
  rector (7)                        1991   362,000      425,000       60,000
Robert A. Hegstrom................. 1993   263,500      400,000         None
 Executive Vice President           1992   253,364      375,000         None
                                    1991   237,000      325,000       60,000
John W. Brink...................... 1993   198,500      220,000         None
 Executive Vice President,          1992   188,364      180,000         None
 Treasurer and Chief Financial Of-
  ficer                             1991   177,000      155,000       60,000
Richard G. Evans................... 1993   221,500      220,000         None
 Executive Vice President           1992   212,364      180,000         None
 and Secretary; Director            1991   179,000      155,000       60,000

- --------
(1) Includes director's fees, if applicable, car allowances, and employer contributions to the Company's 401-K Plan.
(2) Includes $10,969,547 (221,607 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings.
(3) Includes $3,255,889 (120,310 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings.
(4) Includes $3,889,226 (83,192 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings.
(5) Awarded pursuant to Mr. Coss' employment agreement. 50,000 options began vesting annually on January 1, 1992, and each January 1 thereafter.
(6) Joined the Company in October, 1993. Granted 50,000 options for Common Stock at an exercise price of $23.875 per share . Shares vest 1/3 each in December 1996, 1997 and 1998.
(7) Retired as Executive Vice President and Chief Operating Officer on January 1, 1994. Robert D. Potts is the current Executive Vice President and Chief Operating Officer. Not standing for reelection as a Director.

  In April 1991, the Company and Mr. Coss entered into a new employment agreement which extended Mr. Coss's previous employment and noncompetition agreement with the Company from January 1, 1992, through December 31, 1996. The agreement provides that Mr. Coss is entitled to receive 2 1/2% of the Company's pretax income, after deductions for bonuses paid pursuant to the Key Executive Bonus Program (described below) and certain other adjustments. The bonus will be payable: (i) so long as the Key Executive Stock Bonus Program is in effect, 50% in cash and 50% in Company Common Stock valued at $11.875 per share (the closing price for the Company's Common Stock on the New York Stock Exchange on the day the employment agreement was executed, adjusted for a 2-for-1 stock dividend distributed on January 31, 1993); or (ii) in all other cases, 100% in cash. In the event of a termination of employment after a Critical Event (defined as the sale of all or substantially all of the assets of the Company to, or the acquisition of more than 50% of the issued and outstanding voting stock of the Company by, any person or group of persons acting in concert, or if the Company is merged into another corporation or is consolidated with another corporation), the Company shall pay the largest amount that does not constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), as a termination payment, and Mr. Coss may revoke his noncompetition agreement.

  The Company has also entered into certain agreements with Messrs. Hegstrom, Brink and Evans that provide for specified financial arrangements upon termination of employment with the Company after a change in control. Generally, the agreements were for an initial one-year term and thereafter are automatically renewable for additional one-year terms unless the Company gives notice to each officer at least 90 days prior to each December 31 that it does not wish to extend the agreement; provided, however, that notwithstanding any such notice by the Company not to extend, the agreements will continue for a period of 24 months beyond their term if a change of control of the Company occurs during such term. The agreements provide that after a change in control of the Company, if one of the above officers leaves the Company's employ either voluntarily or involuntarily (other than a termination for cause or due to death or disability), he is entitled to compensation equal to three times the sum of (i) the officer's annual base salary, and (ii) an amount equal to the product of the officer's annual base salary multiplied by the percentage that the discretionary bonus for the last complete fiscal year bears to the annual base salary for the prior fiscal year. The agreements also require the payment of all legal fees and expenses incurred by the officer in connection with such a termination of employment.

                     OPTIONS GRANTED TO EXECUTIVE OFFICERS
                                  DURING 1993

                                                              POTENTIAL NET REALIZABLE VALUE
                                                                AT ASSUMED ANNUAL RATES OF
                                  INDIVIDUAL GRANTS         STOCK APPRECIATION FOR OPTION TERM
                          --------------------------------- -----------------------------------
                                              % OF TOTAL
                          SHARES OF COMMON OPTIONS GRANTED
                          STOCK UNDERLYING TO ALL EMPLOYEES  EXERCISE   EXPIRATION
NAME                      OPTIONS GRANTED     IN 1993(1)      PRICE        DATE      5%    10%
- ----                      ---------------- ---------------- ---------- ------------ ----- -----
Robert D. Potts.........       50,000(2)          59%       $  23.875    12/14/2003
Executive Vice President
 and
Chief Operating Officer

- --------
(1) A total of 85,000 options were granted during 1993.
(2)  1/3 vests December 14, 1996; 1/3 December 14, 1997 and 1/3 December 14,
    1998.

       OPTIONS EXERCISED BY EXECUTIVE OFFICERS AND YEAR-END OPTION VALUES
                                    FOR 1993

                                                SECURITIES  NET VALUE OF  SECURITIES   NET VALUE OF
                                                UNDERLYING  EXERCISABLE   UNDERLYING   UNEXERCISABLE
                           SHARES   NET VALUE   EXERCISABLE  OPTIONS AT  UNEXERCISABLE  OPTIONS AT
NAME                      ACQUIRED REALIZED (1)   OPTIONS   12/31/93(2)     OPTIONS     12/31/93(2)
- ----                      -------- ------------ ----------- ------------ ------------- -------------
Lawrence M. Coss........      --          --      100,000    $3,612,500     150,000     $5,418,750
Chairman, President
and Chief Executive Of-
 ficer
Robert D. Potts.........      --          --          --            --       50,000     $1,206,250
Executive Vice President
 Chief
Operating Officer; Di-
 rector
Kenneth S. Robert.......   30,000    $819,375      30,000    $  890,625         --             --
former Executive Vice
President and Chief Op-
erating Officer (retired
January 1, 1994)
Robert A. Hegstrom......      --          --       40,000    $1,187,500      20,000     $  593,750
Executive Vice President
John W. Brink...........   10,000    $328,875      80,000    $2,850,000      20,000     $  593,750
Executive Vice Presi-
 dent,
Treasurer and Chief
Financial Officer
Richard G. Evans........      --          --       50,000    $1,603,125      20,000     $  593,750
Executive Vice President
and Secretary; Director

- --------
(1) Based upon the sale price for Common Stock sold upon exercise or the closing price on the New York Stock Exchange on the date of underlying Common Stock held.
(2) Based upon closing price of the Company's Common Stock on December 31, 1993 ($48) less the option exercise price.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates qualified executives and other key employees. The Committee consists of the three nonemployee directors. It regularly meets in November or December, primarily to review and determine bonuses for executive and other key personnel, and otherwise meets on an as-needed basis. In 1993, the Committee met once.

  The Committee believes that the Company's success depends greatly on the efforts of its officers, regional managers, and other key personnel. The Committee also believes the Company must compete with a number of other financial institutions for qualified personnel. For these reasons, the Company seeks to attract, retain, and motivate its key employees with compensation that is competitive within the financial services industry, provided that performance of the Company and the individual warrant such compensation. Historically, the most significant component of key employee compensation has been remuneration in the form of cash bonus and stock options pursuant to the Company's Key Executive Bonus Program (the "Bonus Program") and its stock option plans. Base salary levels for key Company employees are generally conservative compared to similar positions at other financial institutions. Cash bonuses typically represent a substantial portion of a key employee's total cash compensation. The Committee believes that, by putting a substantial portion of a key employee's compensation at risk, the employee is further motivated to perform at a high level. The Committee also believes that this performance based philosophy better aligns the employees interests with those of the Company's shareholders.

  Under the Company's Bonus Program, cash bonuses aggregating up to 4% of the Company's pretax earnings may be paid to executives and other key employees, excluding the Company's Chief Executive Officer. Employees participating in the program include Company officers, regional managers, and other key employees designated by the Company's Chief Executive Officer and approved by the Committee. For 1993, 87 employees participated in the Program.

  The Committee meets to consider the amount of bonuses payable to Bonus Program participants in November or December of each year, and bonuses are paid before year end. The Committee determines bonus amounts on the basis of recommendations of the Company's Chief Executive Officer who, in turn, considers the written performance evaluations of the supervisors of participating key employees. The Committee analyzes those recommendations in light of a number of factors relating to both Company and individual performance. Company performance factors include the level of profitability, return on equity, volume of business and market share, comparison to prior years' performance, actual versus budgeted performance, portfolio performance, performance in relation to competitors, and other factors. Individual performance factors include an assessment of contribution to business unit performance, quality of work, individual and overall responsibilities, length of service, and other factors.

  During fiscal year 1993, the Committee considered the growth of the Company's business and the returns it generated for its shareholders in setting annual bonuses. In particular, the Committee considered the Company's significant increase in manufactured home financing market share growth over 1992 levels and the increase in the principal balance of manufactured home contracts purchased in 1993 over 1992. Green Tree's market share of new manufactured home shipments financed increased from approximately 20% in 1992 to approximately 27% in 1993. The principal balance of manufactured home contracts purchased increased 102% in 1993 compared to contracts purchased in 1992. The Company's principal balance of home improvement loan originations increased 125% during 1993 and the Company's special products lending increased 37% during the year. Strong loan originations led to record net earnings of $116.4 million. Net earnings increased 112% during 1993, and 1993 earnings compared with 1992 earnings before extraordinary loss increased 61%. Furthermore, the Company strengthened its equity base by the sale of 2,875,000 shares of Common Stock in September, 1993. The Common Stock sale significantly improved Green Tree's liquidity and capital structure as it increased the Company's equity by 36% while only increasing outstanding shares by 9%. Return on equity was 30% in 1993 versus 22% in 1992 (computed after the 1992 extraordinary loss-30% before extraordinary loss).

  Although the Bonus Program enables the Company to pay up to 4% of pretax profits as bonuses, the Company has not always paid out as much as was available. For 1993, aggregate bonuses were $4,516,000 or 2.25% of pretax earnings, and in the preceding two years aggregate bonuses under the Bonus Program approximated 2.85% of pretax earnings. The above amounts include the executive officers, other than the Company's Chief Executive Officer, who received aggregate bonuses of $1,490,000 or .74% of pretax earnings, and, in the preceding two years, bonus compensation to this group of individuals approximated 1.04% and 1.20% of pretax earnings, respectively. Because a significant portion of key employee cash compensation is payable as a bonus, the Committee believes it would continue to pay bonuses in a year for which the level of earnings declined from the previous year, although the amount of the bonuses paid would in all likelihood decline to reflect the reduction in earnings.

  The Committee believes that it is important for key employees to have long-term incentives through an equity interest in the Company. Accordingly, the Company from time to time has granted key employees stock options pursuant to the Company's stock option plans. As of March 31, 1994, 44 of the Company's 87 total key employees (excluding the Company's Chief Executive Officer), held options to acquire 1,178,884 shares of the Company's Common Stock. As of the same date, the executive officers, other than the Company's Chief Executive Officer, whose compensation is specifically disclosed herein, held stock and options aggregating 379,080 shares of the Company's Common Stock. The Company has no other long-term incentive plans.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  The compensation of the Company's Chief Executive Officer is based entirely on an employment agreement between Mr. Coss and the Company. The Company and Mr. Coss entered into the current agreement in April 1991, extending similar employment and compensation arrangements that have been in effect since 1985. The current agreement expires on December 31, 1996, and provides that, in addition to a base annual salary of $400,000, Mr. Coss will receive an annual bonus as provided in his employment contract. For a description of Mr. Coss's employment contract, see "Executive Compensation" on pages 6-8.

  The Committee believes that the compensation arrangements with Mr. Coss are consistent with the Company's overall approach to performance-related executive compensation and serve to meet the Company's goal of retaining and motivating a highly qualified Chief Executive Officer. The employment agreement links a substantial portion of Mr. Coss' cash compensation to pretax earnings, with the result that Chief Executive Officer compensation improves directly in relation to improved Company profitability. The agreement also provides that a significant portion of Mr. Coss's compensation is payable in Company stock. The Committee believes that the equity position that Mr. Coss has in the Company as a result of the employment agreement provides Mr. Coss with a long-term incentive to remain with the Company, to contribute actively to the Company's continued growth and development, and to manage the Company consistent with the interests of its shareholders. As a long-term incentive, the Committee believes Mr. Coss's equity holdings will motivate performance even if, in any particular year, pretax earnings decline from prior years' levels.

By the Compensation Committee:

C. Thomas May, Jr.
W. Max McGee
Robert S. Nickoloff

SHAREHOLDER RETURN COMPARISON

  The graph below compares the yearly percentage change in the cumulative total shareholder return (dividends reinvested) on the Company's Common Stock against the S&P Composite-500 Stock Index and the S&P Financial Index for the period of five fiscal years commencing January 1, 1989, and ending December 31, 1993. The graph presentation assumes $100 invested on January 1, 1989, in Company Common Stock, the S&P Composite-500 Stock Index and the S&P Financial Index, and shows such values at December 31, 1993.



                       [insert stock apprectiation graph]




                                 12/88  12/89  12/90  12/91  12/92   12/93
- ----------------------------------------------------------------------------
  Green Tree Financial Corpora-
   tion                          100.00 147.53 115.83 424.67 530.62 1,069.88
- ----------------------------------------------------------------------------
  S&P 500 Index................. 100.00 131.68 127.58 166.47 179.20   197.26
- ----------------------------------------------------------------------------
  S&P Financial Index........... 100.00 132.65 104.22 157.10 193.81   215.32

PENSION PLAN

  Employees of the Company participate in a noncontributory pension plan (the "Pension Plan"). The Pension Plan is a defined benefit plan qualified under the Internal Revenue Code (the "Code"). To be eligible to receive benefits under the Pension Plan, an employee must be at least 21 years of age at the time employment commences, have completed one full year of employment, and have worked for the Company for a minimum of 1,000 hours in the preceding 12 months.

  Normal retirement age under the Pension Plan is generally age 65 and benefits are reduced or increased for retirement prior to or after age 65. The formula to determine the amount of benefits payable to an employee upon normal retirement is as follows: 1.2% of monthly average earnings up to covered compensation plus 1.75% of monthly average earnings in excess of covered compensation, multiplied by service up to 35 years. Monthly average earnings is the employee's total pay during the 60 nonconsecutive months of the employee's last 120 months of employment with the Company which give the highest average compensation. Covered compensation is the 35-year average of the social security wage base, varying by year of birth. The normal Pension Plan option, upon which the funding assumptions are based, is an option that provides that the participant will receive benefits for his or her lifetime. Section 415 of the Code limits the annual benefit which may be paid under a qualified plan. The annual benefit limit for an individual age 65 as of December 31, 1993, was $115,641. The Board of Directors adopted a Restated Supplemental Pension Plan in September 1987 pursuant to which the Company will pay any benefits lost due to qualified plan limitations for the executive officers listed on page 5 and certain other key officers of the Company.

  On December 31, 1993, all of the individuals named in the preceding executive compensation table were participants in the Pension Plan. Mr. Coss has accrued 23 years of service; Mr. Hegstrom, 14 years; Mr. Brink, 8 years; and Mr. Evans, 8 years.

  The table below assumes a formula for normal retirement as described above.

                                 ESTIMATED ANNUAL PENSION BASED ON YEARS
         AVERAGE                   OF SERVICE AT NORMAL RETIREMENT DATE
     ANNUAL EARNINGS      ------------------------------------------------------
    (HIGHEST 5 YEARS)         15         20         25         30         35
    -----------------     ---------- ---------- ---------- ---------- ----------
$5,000,000............... $1,312,500 $1,750,000 $2,187,500 $2,625,000 $3,062,500
 4,000,000...............  1,050,000  1,400,000  1,750,000  2,100,000  2,450,000
 3,000,000...............    787,500  1,050,000  1,312,500  1,575,000  1,837,500
 2,000,000...............    525,000    700,000    875,000  1,050,000  1,225,000
 1,500,000...............    393,750    525,000    656,250    787,500    918,750
 1,000,000...............    262,500    350,000    437,500    525,000    612,500
   500,000...............    131,250    175,000    218,750    262,500    306,250
   400,000...............    105,000    140,000    175,000    210,000    245,000
   300,000...............     78,750    105,000    131,250    157,500    183,750
   225,000...............     59,060     78,750     98,440    118,130    137,810
   200,000...............     52,500     70,000     87,500    105,000    122,500

              PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES

  The Company has proposed an increase in the number of authorized shares of Common Stock from 50,000,000 authorized shares of Common Stock to 150,000,000 authorized shares. The Board of Directors recently approved such an increase, subject to approval by shareholders. The text of the proposed amendment to the Company's Articles of Incorporation is attached as Exhibit A.

  The Company at the present time has authorized capital stock consisting of 50 million shares of Common Stock, $0.01 par value, and 15 million shares of preferred stock, $0.01 par value. On March 31, 1994, the Company had 33,677,661 shares of Common Stock outstanding. On December 31, 1992, the Company had 15,200,687 shares of Common Stock outstanding. Since that date, the Company has issued a total of 18,476,974 shares of Common Stocks primarily in connection with a 2-for-1 stock split in the form of a stock dividend on January 31, 1993, a public offering of Common Stock in October 1993 and from the issuance of stock pursuant to the Company's various stock bonus and option plans. None of the preferred shares have been issued and none of the Company's Junior Preferred Stock issuable in connection with the Company's Shareholder Rights Plan have been issued at present.

  The Company has experienced continued growth in its market share and loan purchase production in recent years due to an increase in manufactured home shipments and increased market share growth. Additionally its other businesses have grown and profitability has increased. As a result, the Company's stock has increased in value, and the Company has declared two-for-one stock splits in the form of stock dividends twice in the past; once in June 1986 and again in January 1993.

  In addition, the Company has in the recent past utilized the equity markets to improve its capital structure and increase equity. This was required to support the Company's growing market share in the manufactured housing industry and to finance the development and growth of its home improvement and special products divisions.

  The Company has asked shareholders to increase the number of authorized shares of Common Stock to preserve its flexibility to utilize equity for future business growth, expand its equity base or declare stock splits or dividends in the future based upon the judgment and experience of the Company's Board of Directors.

  A vote of majority of the shares present and entitled to vote are required to pass the proposed amendment to the Company's Articles of Incorporation. The Board of Directors recommends a vote FOR the proposed amendment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of March 31, 1994, the Company is unaware of any owner of the Company's Common Stock known by the Company to own beneficially more than 5% of such stock.

  The following table sets forth as of March 31, 1994, information about the ownership of the Company's Common Stock by each director and by all directors and officers as a group. The shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                     PERCENT OF
NAME OF BENEFICIAL OWNER OR                            NUMBER OF     OUTSTANDING
     IDENTITY OF GROUP                                SHARES OWNED     SHARES
- ---------------------------                           ------------   -----------
    Lawrence M. Coss.................................    903,689(1)      2.6%
    Richard G. Evans.................................    100,000(2)        *
    Robert A. Hegstrom...............................    120,000(2)        *
    C. Thomas May, Jr................................    108,000           *
    Tonia A. Modic...................................     50,300(3)        *
    W. Max McGee.....................................    154,000(2)        *
    Robert S. Nickoloff..............................     29,000(2)        *
    Robert D. Potts..................................      7,000           *
    Kenneth S. Roberts...............................    127,443(2)        *
    All Directors and Officers as a group (39 per-
     sons) ..........................................  2,217,783(4)      6.4%

- --------
*Less than one percent.

(1) Includes 4,000 shares held by minor children, 21,800 shares held by spouse, 20,000 shares held by LVC Investment Company, Inc., and options for 150,000 shares of Common Stock exercisable on or after March 31, 1994.
(2) Includes 50,000, 40,000, 6,000, 34,000 and 15,000, shares issuable to
    Messrs. Evans, Hegstrom, May, Jr., McGee and Nickoloff, respectively, relating to stock issuable upon exercise of stock options which are exercisable currently or within 60 days of March 31, 1994. McGee's holdings include 50,000 shares held by spouse.
(3) Share's held by Ms. Modic and her spouse.
(4) Includes 802,224 shares issuable upon exercise of stock options exercisable currently or within 60 days of March 31, 1994.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain directors and executive officers of the Company are eligible to execute notes to the Company to purchase Company Common Stock pursuant to the exercise of stock options. These notes would be collateralized by the stock purchased. These notes would be due on demand and carry an interest rate of the greater of six percent or the Internal Revenue Service applicable federal rate for officer borrowings. Such directors and executive officers would be required to pay interest quarterly on such notes and make certain annual principal repayments. No amounts were borrowed or outstanding on such officer notes during 1993.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1994, subject to shareholder ratification.

  A representative of KPMG Peat Marwick will be present at the 1994 Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions from shareholders.

               PROPOSALS OF SHAREHOLDERS FOR 1995 ANNUAL MEETING

  All proposals of shareholders intended to be presented at the 1995 Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices on or before January 18, 1995.

                           ANNUAL REPORT ON FORM 10-K

  Copies of the Company's Annual Report on Form 10-K (an annual filing with the Securities and Exchange Commission) for the fiscal year ended December 31, 1993, may be obtained without charge by writing to Green Tree Financial Corporation, 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102-1639, Attention: John W. Brink, Executive Vice President, Treasurer and Chief Financial Officer.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Richard G. Evans

                                          Richard G. Evans
                                          Secretary

Dated: April  , 1994

                                                                       EXHIBIT A

                             PROPOSED AMENDMENT TO
                                 ARTICLE THREE
                                     OF THE
                      COMPANY'S ARTICLES OF INCORPORATION

                          ARTICLE 3. AUTHORIZED SHARES

  The aggregate number of shares which this Corporation shall have authority to issue is 165,000,000 shares, divided into 150,000,000 common shares with a par value of $0.01 per share, which shall be known as "Common Stock" and 15,000,000 preferred shares with a par value of $0.01 per share, which shall be known as "Preferred Stock".

                      [The rest of Article 3 is unchanged]

                                     PROXY
                        GREEN TREE FINANCIAL CORPORATION
                              1100 LANDMARK TOWERS
                              345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREEN TREE FINANCIAL CORPORATION. The undersigned hereby appoints Lawrence M. Coss and Richard G. Evans, and each of them, with power of substitution, to vote all stock the undersigned is entitled to vote at the 1994 Annual Meeting of Shareholders of Green Tree Financial Corporation to be held on May 18, 1994, at 2 p.m., and at any adjournments thereof, as specified below on the matters referred to, and in their discretion, upon any other matters which may be brought before the meeting.
1. ELECTION OF DIRECTOR.
   ___ FOR the nominees listed below.
   ___ WITHHOLD AUTHORITY to vote for the nominee listed below.
   ___ ABSTAIN
 Nominee for term expiring in 1996: Tonia A. Modic
 Nominees for terms expiring in 1997: Robert D. Potts and W. Max McGee
2. PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 150 MILLION.

                      ___ FOR  ___ AGAINST ___ ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS.

                      ___ FOR  ___ AGAINST ___ ABSTAIN

4. TO VOTE WITH DISCRETIONARY AUTHORITY ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR the directors named in Item 1, FOR the proposals under Items 2 and 3, and with discretionary authority on any other business as may properly come before the meeting.
  Please sign exactly as name(s) appear below. When shares are held by joint tenants, both shareholders must sign. When signing as attorney, executor, administrator, trustee or guardian, please include full title. If a corporation, please type in full corporate name and sign by the President or other authorized officer. If a partnership, please type in partnership name and sign by an authorized person.

PROXY NO.                        GREEN TREE                        NO. OF SHARES

                         Individual(s):           Corporation, Partnership (or
                                                  other entity):

                         ---------------------    ---------------------
                         Signature                (Type or print name
                                                  of Corporation or
                                                  Partnership)

                         ---------------------    By __________________
                         Signature (if
                         jointly held)

                         Dated: ________, 1994    Its _________________

                                                  Dated: ________________, 1994

                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.